Exhibit 99.11

FIFTH AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES

FINANCIAL SECURITY AND SAVINGS PROGRAM

This amendment to the October 1, 2015 restatement of the Huntington Ingalls Industries Financial Security and Savings Program (the “Plan”) is intended to clarify certain changes to the definition of Compensation for a defined period and to make any related changes as necessary.

I.	Effective as of July 29, 2022, Section 2.10 is amended as by adding the following new paragraph “(c)” to the end thereof:

“(c) Notwithstanding anything in the Document (as defined in Exhibit B) to the contrary, for the period of January 2019 through March 2020, the pay codes “Vacation in Lieu” and “Vacation Cash out” shall be included in the definition of Compensation for determining benefits and contributions under the Plan.”

II.	In all respects not amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this amendment to be executed by its duly authorized representative on this 19th day of December, 2022.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ Edmond Hughes
Edmond Hughes
Executive Vice President and Chief Human
Resources Officer